AGREEMENT OF GRANT EXCLUSIVE RIGHTS

BY WHISTLE WATCH SA (PTY) LTD
(hereinafter referred to as "the Company")

TO

Kidz-Med, Inc, a subsidiaryof American Scientific Resources, Inc.
(hereinafter referred to as "the Distributor")

---

1. The company hereby grants to the Distributor, subject to the terms of paragraph 2, the exclusive right to purchase for resale in the territory only, the products specified in schedule A attached hereto and subject to the terms hereinafter referred to.

2. Exclusivity will only vest with the Distributor upon the purchase of the amount of units stated in schedule A and hereinafter referred to as the "qualifying order", of each of the specified products within 60 days after signature hereof (hereinafter referred to as "the effective date"). The purchase price per unit for the qualifying order(s) shall be as stated in the schedule A.

3. The Distributor's exclusive rights will continue for a period of 24 months from the effective date on the following terms and conditions and subject to earlier termination as referred to herein below.

4. During this period the Distributor will be required to purchase for resale in the territory only, the volumes of the specified products as stated in schedule A. All prices indicated in the annexure hereto shall be maintained for a period of 12 months subject to raw material increases. Thereafter, Emo-Technic may alter prices from time to time upon ninety (90) days notice, during which time Whistle Watch SA (PTY) LTD will honour purchase orders submitted at original prices.

5. Ownership of and risk in the products invoiced to the Distributor shall pass to the Distributor when the invoiced products are placed on board ship at Cape Town Harbour and all payments will be effected by way of letter of credit against shipment documents unless alternative arrangements can be agreed upon.

6. The Distributor agrees and undertakes, for the duration of this agreement or any extension thereof:

6.1 To indicate at all relevant times the capacity in which it is acting (principal);

6.2 Not to incur any liability on behalf of the company;

6.3 Safeguard the company's intellectual property rights;

6.4 Not to cede or assign or purport to cede or assign his/her rights and/or obligations under this agreement without the prior written consent of the company: The Distributor will however be entitled to appoint Sub-Distributors within the territory, provided that such appointment will not relieve the Distributor from obligations in terms of this agreement;

6.5 Not to make any promises, presentations, warranties or guarantees with reference to the products, except insofar as they are expressly authorized in writing by the company;

6.6 Not to tamper with markings placed on the products by the company;

6.7 To provide professional after sales services which will include, but not limited to,-
(i) continuous follow-up visits to customers;
(ii) addressing all customers queries efficiently; and
(iii) continuous effective merchandising of products.

7. The Distributor's purchases and general sales performance during the first 12 months will be monitored and upon the expiry of this period the Company will evaluate the quantity of each of the specified product/s purchased by the Distributor for resale. If, in the Company's sole discretion, the Distributor is not providing adequate sales coverage of any/all of the specified products or, based on the month to month purchase made, the Company is of the opinion that the Distributor's will not purchase the minimum number of units required for any/all of the specified products during the 24 month period, the company will be entitled to terminate the Distributor's exclusive rights relating to the relevant product/s immediately, notwithstanding the fact that the 36 month period had not expired.

8. The Distributor's after sales service will also be monitored continually as to the extent and professional nature thereof. The Distributor's duties in this regard will be considered a material term of this agreement.

9. In the event of the Distributor meeting the stated target in the first 24 months period for any/all of the specified product/s, or alternatively, in the event of its sales coverage and performance being adequate in the Company's opinion and sole discretion despite not meeting the target, the Company will grant the Distributor a right of first refusal to negotiate the terms for exclusivity on the relevant products for a further 24 months ("terms" referring to quantities, price etc.).

10. The Distributor will be entitled to manage its own advertising campaign(s) pertaining to the marketing of the product(s) in the territory.

11. In the event of packaging of the product(s) being supplied by the Distributor, it must be referred to the Company for approval prior to the manufacturing and printing thereof.

12. The Distributor recognizes that the Company is establishing it's trademarks world-wide and accordingly agrees to market the products under the Company's trademarks. The Distributors name can appear on the products, but the parties agreed that the Company as the manufacturer of the product will always be reflected on the packaging.

13. It is emphasized that the Distributor will under no circumstances be allowed to sell any of the specified products as stated in the schedule outside the stated territory.

14. The company warrants, declares and undertakes in favour of the Distributor as follows:

14.1 That the products to be supplied by the Company in terms of this agreement shall be manufactured using only first class quality material and shall conform to the specifications and representations regarding its normal operations;

14.2 That it is fully authorised, empowered and entitled to grant exclusive distribution rights to the Distributor in respect of the products in the territory.

14.3 In the event that the products supplied by the Company are found to be defective and/or of inferior quality and/or do not comply with the performance specifications which have been warranted, based on the Company's representations as aforesaid, then and in such event the Company undertakes to replace such defective and/or sub-standard products with new products, at no cost whatsoever to the Distributor.

14.4 The company furthermore agrees to indemnify and hold the Distributor harmless against all and any claims, submission orders and judgements which may be made against it in

consequence of the supply and delivery of defective and/or sub-standard products as aforesaid excluding any claims for consequential damages.

14.5 The Company shall take out and maintain, at its sole cost, adequate product liability insurance in respect of the products, with cover for not less than US$ 2 million per claim and not less than US$ 4 million per 12 month period of insurance.

15. Any breach of the afore-mentioned terms and conditions will entitle the Company to terminate this agreement immediately by notice in writing.

16. This agreement will be governed by, interpreted and construed according to South African law and both parties hereby irrevocably accept and consent to the jurisdiction of the South African Court that may be competent to adjudicate any matter pertaining to this agreement, its fulfilment or breach thereof.

DATED AT Cape Town on this 1st day of July 2005

WITNESSES

1. ______________________

____
for and on behalf of duly authorised

2. ______________________

WITNESSES

1. ______________________

____
for and on behalf of Whistle Watch SA (Pty) Ltd
duly authorised

2. ______________________

SCHEDULE A

PRODUCT:	Whistle Watch Asmalert / Respalert
QUALIFYING ORDER:	10000 Units
PRICE PER UNIT:	
Bulk Package Retail Kidz-Med Hanger Package	US$ 2.55 (JFK Airport) US$ 2.85 (JFK Airport)
REQUIRED PURCHASE VOLUME OVER 12 MONTHS:	Yr 1: 192000 Units Yr 2: 384000 Units Yr 3: 586000 Unis
TERRITORY/S:	USA / Canada